Exhibit 99.1

NEWS RELEASE	DATE: July 23, 2015

NASDAQ REPORTS RECORD SECOND QUARTER 2015 NON-GAAP RESULTS

•	Second quarter 2015 non-GAAP diluted EPS of $0.83. Record non-GAAP operating, pre-tax and net income as well as record non-GAAP diluted EPS. Second quarter 2015 GAAP diluted EPS was $0.77.

•	Second quarter 2015 net revenues[1] were $518 million, down 1% year-over-year. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, the company achieved 3% revenue growth.

•	Listing Services and Information Services segments both produced record quarterly revenue.

•	Non-GAAP operating expenses were $281 million in the second quarter of 2015, down 3% as compared to the prior-year quarter. On an organic basis, excluding the impact of foreign exchange and acquisitions, non-GAAP operating expenses were unchanged in the first half of 2015 compared to the prior year period.

•	Non-GAAP operating margin was 46% in the second quarter of 2015, up from 45% in the prior year period.

•	In the second quarter, Nasdaq returned $67 million to shareholders, 47% of non-GAAP net income, including $25 million in share buybacks and $42 million in dividends, reflecting a 67% increase in the quarterly dividend.

New York, N.Y.—The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) today reported results for the second quarter of 2015. Second quarter net revenues were $518 million, down 1% from $523 million in the prior year period, driven primarily by a $29 million negative impact from foreign exchange rates. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, second quarter net revenues were up 3%, while across the non-trading segments, organic revenue growth was also 3%.

“In the second quarter, Nasdaq delivered record results and solid earnings growth despite a mixed backdrop for the industry and continued FX headwinds,” said Bob Greifeld, CEO, Nasdaq. “Our customer focused approach to the capital markets industry, including investors, intermediaries and issuers, delivered solid organic revenue growth despite the low volatility environment.”

Mr. Greifeld continued, “As we move into the second half of 2015, we look forward to continuing our strong performance in foundational equity listings and trading businesses, working to accelerate growth through product enhancements and other initiatives, and to launching NFX, a broad-based partnership with leading market participants to bring more significant choice to the energy derivatives market. Nasdaq’s strategic evolution and expanded capabilities have multiplied the opportunities to meet the needs of our customers, and our focus in meeting these challenges will continue to drive our growth.”

On a non-GAAP basis, second quarter 2015 operating expenses were $281 million, down 3% as compared to the prior year quarter, due to the impact of changes in foreign exchange rates and the result of expense reduction initiatives. On an organic basis excluding the impact of foreign exchange rates and acquisitions, non-GAAP operating expenses were unchanged in the first half of 2015 compared to the first half of 2014.

“Nasdaq’s hallmark focus on efficiency, and in particular recent restructuring efforts, have resulted in flat organic expense levels in the first half of the year, meaningfully offsetting the significant impact of elevated foreign exchange headwinds,” said Lee Shavel, EVP and CFO, Nasdaq. “Growth in earnings and cash flow has been coupled with a 67% increase in the dividend and opportunistic buybacks on the capital return front, continued investment in research and development, and the acquisition of Dorsey Wright, which is performing well above initial expectations.”

[1]	Represents revenues less transaction-based expenses.

On a GAAP basis, operating expenses were $301 million in the second quarter of 2015, compared to $332 million in the prior year quarter, and include $20 million of expenses not reflected in non-GAAP operating expenses, including $15 million of amortization expense from acquired intangible assets, and $5 million in charges related to strategic initiatives and restructuring.

On a non-GAAP basis, net income attributable to Nasdaq for the second quarter of 2015 was $143 million, or $0.83 per diluted share, up $0.07 compared to $0.76 in the second quarter of 2014. On a GAAP basis, net income attributable to Nasdaq for the second quarter of 2015 was $133 million, or $0.77 per diluted share, compared with $101 million, or $0.59 per diluted share, in the prior year quarter.

Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

The company repurchased 0.5 million shares, or approximately $25 million of our common stock, in the second quarter of 2015 at an average price of $50.06.

On June 30, 2015, the company had cash and cash equivalents of $324 million and total debt of $2,281 million, resulting in net debt of $1,957 million. This compares to net debt of $1,870 million at December 31, 2014.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues) - Net revenues were $189 million in the second quarter of 2015, down $8 million when compared to $197 million in the second quarter of 2014. The $8 million year-over-year decrease reflects a $6 million operational increase which was more than offset by a $14 million decrease due to changes in foreign exchange rates.

Equity Derivatives (8% of total net revenues) – Net equity derivative trading and clearing revenues were $44 million in the second quarter of 2015, down $6 million compared to the second quarter of 2014. The decline in equity derivatives revenue was driven by lower market share in U.S. options, and changes in foreign exchange rates, which more than offset the impact of higher volumes in European products.

Cash Equities (12% of total net revenues) – Net cash equity trading revenues were $62 million in the second quarter of 2015, up $6 million compared to the second quarter of 2014. The increase in cash equity revenue resulted from higher U.S. cash equity average capture and U.S./European industry volumes, partially offset by lower market shares and the impact of changes in foreign exchange rates.

Fixed Income, Currency and Commodities (5% of total net revenues) – Net FICC trading and clearing revenues were $24 million in the second quarter of 2015, down $7 million from the second quarter of 2014, due to the impact of changes in foreign exchange rates, volume declines in commodities and U.S. fixed income products, and a scheduled end in licensing revenues from an eSpeed technology customer.

Access and Broker Services (11% of total net revenues) – Access and broker services revenues totaled $59 million in the second quarter of 2015, down $1 million compared to the second quarter of 2014, as organic revenue increases were more than offset by the impact of changes in foreign exchange rates.

Information Services (25% of total net revenues) – Revenues were $128 million in the second quarter of 2015, up $5 million from the second quarter of 2014. The $5 million year-over-year increase reflects a $1 million operational increase and an $8 million increase from Dorsey Wright, which was partially offset by a $4 million decrease due to changes in foreign exchange rates.

Data Products (19% of total net revenues) – Data products revenues were $99 million in the second quarter of 2015, down $2 million compared to the second quarter of 2014, as increased revenue from proprietary and shared tape revenue plans, as well as the inclusion of revenue associated with the Dorsey Wright acquisition were more than offset by lower audit collections, and the impact of changes in foreign exchange rates.

Index Licensing and Services (6% of total net revenues) – Index licensing and services revenues were $29 million in the second quarter of 2015, up $7 million from the second quarter of 2014. The revenue growth was driven by the inclusion of revenue associated with the Dorsey Wright acquisition, and higher revenue derived from exchange traded products licensed to Nasdaq indexes due to increases in Assets Under Management (AUM) in listed products.

Technology Solutions (26% of total net revenues) - Revenues were $135 million in the second quarter of 2015, down $8 million from the second quarter of 2014. The $8 million year-over-year decrease reflects an $8 million decrease due to changes in foreign exchange rates.

Corporate Solutions (15% of total net revenues) – Corporate solutions revenues were $76 million in the second quarter of 2015, down $4 million from the second quarter of 2014. The corporate solutions revenue decline was due primarily to the impact of changes in foreign exchange rates, as well as declines in revenues from investor relations products, partially offset by organic growth in governance products revenues.

Market Technology (11% of total net revenues) – Market technology revenues were $59 million in the second quarter of 2015, down $4 million from the second quarter of 2014. Declines were driven by an unfavorable impact from changes in foreign exchange rates and declines in software licensing and support revenues, partially offset by organic growth, in particular from expansion of SMARTS surveillance. New order intake was $31 million for the second quarter of 2015, and the order backlog at June 30, 2015 was $707 million.

Listing Services (13% of total net revenues) – Revenues were $66 million in the second quarter of 2015, up $6 million compared to the second quarter of 2014. The $6 million year-over-year increase reflects a $9 million operational increase which was partially offset by a $3 million decrease due to changes in foreign exchange rates. The operational improvement is due to certain pricing actions and increases in the number of both U.S. and European listed companies.

CORPORATE HIGHLIGHTS

•	Solid growth in assets tracking Nasdaq indexes, particularly in the smart beta category. Overall AUM in exchange traded products (ETPs) benchmarked to all Nasdaq indexes increased 13% to $108 billion as of June 30, 2015 compared to June 30, 2014. The Dorsey Wright acquisition continues to see strong growth and contributed to the proportion of AUM in Nasdaq-licensed ETPs in smart beta rising to an all-time high of 43% at quarter-end.

•	The NASDAQ Stock Market (NASDAQ) Led U.S. Exchanges for IPOs in 2Q15. NASDAQ welcomed 79 new listings, including 49 IPOs. Approximately 70% of all U.S. IPOs listed with NASDAQ in 2Q15, including Etsy, David’s Tea, Wing Stop, Alarm.com, PennTEX, and Virtu Financial. Nasdaq European new listings totaled 38, the highest quarterly number of new European listings in company history.

•	Continued momentum at Nasdaq Private Market (NPM). NPM added 25 new clients in the second quarter of 2015 across ExactEquity, Outsourced Administration, Structured Liquidity Programs, and NPM Membership. At June 30, 2015, there were more than 100 NPM clients, with Pinterest, DocuSign, and Business Insider among new additions. Also during the second quarter of 2015, NPM announced a technology initiative to be piloted on ExactEquity in partnership with Chain, a leading provider of blockchain technology.

•	Nasdaq Futures (NFX) moves toward commercial launch with broad coalition of market participants. NFX, Nasdaq’s U.S. based energy futures market, continues to move toward its launch with completion of market testing. NFX is building a broad coalition of support and broad distribution including 16 futures commission merchants (FCMs), 6 independent software vendors, over one dozen registered market makers, and 40 brokers registered to report block trades. Committed FCMs include ABN AMRO Group, ADM Investor Services, Advantage Futures, Citigroup Global Markets, ED&F Man Capital Markets, Goldman Sachs, INTL FCStone, J.P. Morgan, Merrill Lynch, Mizuho Securities USA, Phillip Capital, Rosenthal Collins Group, Societe Generale and Wedbush Futures.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,600 listed companies with a market value of approximately $9.6 trillion and more than 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess Nasdaq’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, products and services, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT: + Joseph Christinat + +1.646.441.5121 + joseph.christinat@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$478	$539	$539
Transaction-based expenses:
Transaction rebates	(216)	(261)	(252)
Brokerage, clearance and exchange fees	(73)	(90)	(90)

Total Market Services revenues less transaction-based expenses	189	188	197

Listing Services	66	64	60
Information Services	128	125	123
Technology Solutions	135	130	143

Revenues less transaction-based expenses	518	507	523

Operating Expenses:
Compensation and benefits	144	147	145
Marketing and advertising	6	7	9
Depreciation and amortization	34	34	35
Professional and contract services	42	33	42
Computer operations and data communications	23	35	23
Occupancy	21	21	24
Regulatory	7	7	7
Merger and strategic initiatives	3	—	14
General, administrative and other	19	46	33
Restructuring charges	2	150	—

Total operating expenses	301	480	332

Operating income	217	27	191
Interest income	1	1	1
Interest expense	(27)	(28)	(30)
Net income from unconsolidated investees	1	14	—

Income before income taxes	192	14	162
Income tax provision	60	5	61

Net income	132	9	101
Net loss attributable to noncontrolling interests	1	—	—

Net income attributable to Nasdaq	$133	$9	$101

Per share information:
Basic earnings per share	$0.79	$0.05	$0.60

Diluted earnings per share	$0.77	$0.05	$0.59

Cash dividends declared per common share	$0.25	$0.15	$—

Weighted-average common shares outstanding for earnings per share:
Basic	168.7	169.0	169.3
Diluted	172.1	172.7	172.5

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES
Equity Derivative Trading and Clearing Revenues	$97	$116	$129
Transaction-based expenses:
Transaction rebates	(49)	(64)	(71)
Brokerage, clearance and exchange fees	(4)	(6)	(8)

Total net equity derivative trading and clearing revenues	44	46	50

Cash Equity Trading Revenues	297	339	318
Transaction-based expenses:
Transaction rebates	(167)	(197)	(181)
Brokerage, clearance and exchange fees	(68)	(83)	(81)

Total net cash equity trading revenues	62	59	56
Fixed Income, Currency and Commodities Trading and Clearing Revenues	25	25	32
Transaction-based expenses:
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income, currency and commodities trading and clearing revenues	24	24	31

Access and Broker Services Revenues	59	59	60

Total Net Market Services revenues	189	188	197

LISTING SERVICES REVENUES	66	64	60

INFORMATION SERVICES
Data Products revenues	99	100	101
Index Licensing and Services revenues	29	25	22

Total Information Services revenues	128	125	123

TECHNOLOGY SOLUTIONS
Corporate Solutions revenues	76	75	80
Market Technology revenues	59	55	63

Total Technology Solutions revenues	135	130	143

Total revenues less transaction-based expenses	$518	$507	$523

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$324	$427
Restricted cash	17	49
Financial investments, at fair value	264	174
Receivables, net	323	389
Deferred tax assets	35	16
Default funds and margin deposits	2,331	2,194
Other current assets	152	151

Total current assets	3,446	3,400
Property and equipment, net	295	292
Non-current deferred tax assets	621	536
Goodwill	5,469	5,538
Intangible assets, net	2,009	2,077
Other non-current assets	264	228

Total assets	$12,104	$12,071

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$188	$189
Section 31 fees payable to SEC	147	124
Accrued personnel costs	94	143
Deferred revenue	231	177
Other current liabilities	125	116
Deferred tax liabilities	30	37
Default funds and margin deposits	2,331	2,194

Total current liabilities	3,146	2,980
Debt obligations	2,281	2,297
Non-current deferred tax liabilities	606	626
Non-current deferred revenue	208	215
Other non-current liabilities	147	159

Total liabilities	6,388	6,277

Commitments and contingencies Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,257	3,222
Common stock in treasury, at cost	(104)	(41)
Accumulated other comprehensive loss	(805)	(682)
Retained earnings	3,366	3,292

Total Nasdaq stockholders’ equity	5,716	5,793
Noncontrolling interests	—	1

Total equity	5,716	5,794

Total liabilities and equity	$12,104	$12,071

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
GAAP net income attributable to Nasdaq	$133	$9	$101
Non-GAAP adjustments:
Amortization of acquired intangible assets (1)	15	15	18
Merger and strategic initiatives (2)	3	—	14
Restructuring charges (3)	2	150	—
Other income from OCC equity investment (4)	—	(13)	—
Special legal expenses (5)	—	31	1
Reversal of value added tax refund (6)	—	12	—
Extinguishment of debt (7)	—	—	9

Total non-GAAP adjustments	20	195	42
Adjustment to the income tax provision to reflect non-GAAP adjustments	(10)	(66)	(12)

Total non-GAAP adjustments, net of tax	10	129	30
Non-GAAP net income attributable to Nasdaq	$143	$138	$131

GAAP diluted earnings per share	$0.77	$0.05	$0.59
Total adjustments from non-GAAP net income above	0.06	0.75	0.17

Non-GAAP diluted earnings per share	$0.83	$0.80	$0.76

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended June 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the Investor Relations, Public Relations and Multimedia Solutions businesses of Thomson Reuters, or the TR Corporate businesses, and other strategic initiatives.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. We currently estimate that we will recognize net pre-tax restructuring charges of $182 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related costs, and other costs. We recognized restructuring charges of $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(4)	We record our investment in The Options Clearing Corporation, or OCC, as an equity method investment. Under the equity method of accounting, we recognize our share of earnings or losses of an equity method investee based on our ownership percentage. As a result of a new capital plan implemented by OCC, we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when OCC financial statements were made available to us. Therefore, we recorded other income of $13 million in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014.
(5)	Nasdaq has established a loss reserve of $31 million for litigation arising from the Facebook initial public offering, or IPO, in May 2012. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve would also cover the anticipated cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. Nasdaq expects that the reopening of the accommodation program will fully resolve claims by UBS Securities against Nasdaq. Nasdaq further anticipates that some or all of amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(6)	We previously recorded receivables for expected value added tax, or VAT, refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(7)	During the three months ended June 30, 2014, we recorded a $9 million charge for the early extinguishment of senior notes due in 2015.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
GAAP operating income	$217	$27	$191
Non-GAAP adjustments:
Amortization of acquired intangible assets (1)	15	15	18
Merger and strategic initiatives (2)	3	—	14
Restructuring charges (3)	2	150	—
Special legal expenses (4)	—	31	1
Reversal of value added tax refund (5)	—	12	—
Extinguishment of debt (6)	—	—	9

Total non-GAAP adjustments	20	208	42

Non-GAAP operating income	$237	$235	$233

Revenues less transaction-based expenses	$518	$507	$523
Non-GAAP operating margin (7)	46%	46%	45%

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended June 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and other strategic initiatives.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. We currently estimate that we will recognize net pre-tax restructuring charges of $182 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related costs, and other costs. We recognized restructuring charges of $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(4)	Nasdaq has established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve would also cover the anticipated cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. Nasdaq expects that the reopening of the accommodation program will fully resolve claims by UBS Securities against Nasdaq. Nasdaq further anticipates that some or all of amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(6)	During the three months ended June 30, 2014, we recorded a $9 million charge for the early extinguishment of senior notes due in 2015.
(7)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
GAAP operating expenses	$301	$480	$332
Non-GAAP adjustments:
Amortization of acquired intangible assets (1)	(15)	(15)	(18)
Merger and strategic initiatives (2)	(3)	—	(14)
Restructuring charges (3)	(2)	(150)	—
Special legal expenses (4)	—	(31)	(1)
Reversal of value added tax refund (5)	—	(12)	—
Extinguishment of debt (6)	—	—	(9)

Total non-GAAP adjustments	(20)	(208)	(42)

Non-GAAP operating expenses	$281	$272	$290

(1)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. For the three months ended June 30, 2014, merger and strategic initiatives expense primarily related to our acquisition of the TR Corporate businesses and other strategic initiatives.
(3)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. We currently estimate that we will recognize net pre-tax restructuring charges of $182 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related costs, and other costs. We recognized restructuring charges of $2 million for the three months ended June 30, 2015 and $150 million for the three months ended March 31, 2015, with the remaining amount to be recognized through June 2016. The restructuring charge for the three months ended June 30, 2015 includes the reversal of a previously recorded sublease loss reserve of $10 million for space we lease in New York, New York located at 1500 Broadway. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(4)	Nasdaq has established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve would also cover the anticipated cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. Nasdaq expects that the reopening of the accommodation program will fully resolve claims by UBS Securities against Nasdaq. Nasdaq further anticipates that some or all of amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(6)	During the three months ended June 30, 2014, we recorded a $9 million charge for the early extinguishment of senior notes due in 2015.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	13.9	14.8	14.2
Nasdaq PHLX matched market share	16.4%	17.6%	15.6%
The NASDAQ Options Market matched market share	6.8%	9.5%	10.6%
Nasdaq BX Options Market matched market share	0.8%	0.7%	0.8%

Total matched market share executed on Nasdaq’s exchanges	24.0%	27.8%	27.0%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts(1)	399,900	402,421	343,338
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.35	6.92	6.05
Matched share volume (in billions)	74.3	83.1	77.0
Matched market share executed on NASDAQ	15.8%	16.9%	17.1%
Matched market share executed on Nasdaq BX	1.9%	1.8%	2.6%
Matched market share executed on Nasdaq PSX	0.9%	1.0%	0.5%

Total matched market share executed on Nasdaq’s exchanges	18.6%	19.7%	20.2%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	32.9%	31.4%	32.5%
Total market share(2)	51.5%	51.1%	52.7%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	424,915	439,938	331,546
Total average daily value of shares traded (in billions)	$5.4	$5.5	$4.9
Total market share executed on Nasdaq’s exchanges	67.7%	68.8%	69.8%
Fixed Income, Currency and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$8,281	$8,365	$9,582
Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	105,432	107,031	105,642
Nasdaq Commodities
Power contracts cleared (TWh)(3)	329	363	345
Listing Services
Initial public offerings
NASDAQ	49	27	51
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	31	17	17
New listings
NASDAQ(4)	79	43	79
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	38	18	32
Number of listed companies
NASDAQ(6)	2,828	2,779	2,709
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	835	804	782
Information Services
Indexes Nasdaq calculates and distributes (in thousands)	42	42	42
Assets under management (in billions)(8)	$108	$105	$96
Technology Solutions
Market Technology
Order intake (in millions)(9)	$31	$40	$32
Total order value (in millions)(10)	$707	$728	$658

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded funds (ETFs).
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Represents assets under management in exchange traded products.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.